PRESS RELEASE

10/20/20

Carlisle Companies Reports Third Quarter Diluted Earnings per Share of $1.87

SCOTTSDALE, ARIZONA, October 20, 2020 - Carlisle Companies Incorporated (NYSE:CSL) today announced its third quarter 2020 financial results.

•CCM reported 22.0% operating margin despite a sales decline of approximately 8%
•CIT responded quickly to the downturn with restructuring and diversification efforts, which partially offset global aerospace market declines
•Reported EPS of $1.87 includes $0.08 of costs attributable to restructuring and COVID-19 items
•Carlisle repurchased 1.2 million shares for $150 million during the third quarter and increased its dividend 5%, the 44th consecutive year of increases

Comments from Chris Koch, Chairman, President and Chief Executive Officer

"As we enter the fourth quarter of 2020 and our 10th month of operating in this COVID-19 pandemic, I am grateful for the dedication and commitment of all Carlisle's employees to our customers, our company, our communities and to each other. Our continued efforts to stay focused on serving our essential customers and protecting each other are actions of which we all should be proud, and ones we know will assure the future long-term growth and prosperity of Carlisle. There is no question that it is the Carlisle team's hard work, dedication and perseverance that has sustained us through a challenging 2020, and it will be that same unyielding spirit that will help us deliver on Vision 2025.

Despite the many challenges facing Carlisle and the global economy in 2020, Vision 2025 remains very much intact. The Vision 2025 roadmap delivers $8 billion in revenues, 20% operating margin, and 15% return on invested capital (ROIC), all driving to $15 of earnings per share.

As a reminder, the foundational pillars of Vision 2025 include:

•Drive organic growth in excess of 5%.
•Utilize the Carlisle Operating System (COS) consistently to reduce costs 1-2% of sales, driving operating leverage.
•Build scale with synergistic acquisitions.
•Continue to invest in and develop exceptional talent.
•Deploy over $3 billion into capital expenditures, share repurchases and dividends.

While the COVID-19 pandemic has affected our near-term results, we are confident our proactive approach will allow us to accelerate through the recovery by: further improving the efficiency of our businesses through COS, continuing to make the investments necessary to deliver a world-class Carlisle Experience, and ensuring we maintain the discipline and rigor in our capital allocation process. Taken together, these actions will result in Carlisle achieving our Vision 2025 goal of $15 of earnings per share.

Third Quarter Results

Third quarter results were led again by CCM, which delivered a 5% year-over-year improvement in operating income despite an 8% decline in revenue. Notably, there was sequential improvement through the third quarter with September sales ending slightly positive year-over-year for the first time since the pandemic began. Recently announced price increases by the major CCM competitors and improving demand trends in the industry are positive signs as we move into the fourth quarter and 2021. These strong signals are coupled with significant long-term positive re-roofing projections, CCM's consistent price leadership, efficiencies gained from COS and our ability to deliver world-class service through the Carlisle Experience. We continue to be extremely pleased with CCM's ability to generate cash and deliver operating income in excess of 20% in our core commercial roofing business even during challenging times. When taken with the sequential improvements in the third quarter in sales, we are cautiously optimistic about the fourth quarter and early 2021.

At CIT, we continue to experience the effects of a record global decline in commercial aerospace production and the accompanying ripple effects through the supply chain. That said, we do see signs of an improving outlook. Some positive news includes: the European regulatory body has approved the 737Max-8 aircraft for a return to flying; Airbus announced in early October that it had delivered 57 aircraft in September, up from an April low of 14; Boeing has had very few cancellations in recent weeks and daily TSA screenings reached over one million passengers per day on October 18th, 2020 for the first time since March. With all these positives, and an expected approval of a vaccine in the coming months, we feel we are nearing the low point in our aerospace business and approaching a slow but meaningful recovery.

CIT's Medical Technologies platform continued to be a positive in the third quarter driven by robust demand for COVID-19 related patient monitoring equipment, which was partially offset by the reduction in elective surgeries and hospital capital spending. We continue to seek opportunistic acquisition opportunities to complement our existing product suite, driving to an improved balance of market exposures at CIT.

CFT delivered positive sequential results despite being our most global business and the most exposed to the pandemic. Operating income improved 5% year-over-year driven by positive price realization, improved operational execution and new product introductions, including our recently launched market differentiated fluid handling system for spray foam in spite of a sales decline of 5%. We expect this positive trend of sequential growth to continue as we move through the fourth quarter. The team is executing and gaining traction on initiatives to deliver improved quality and delivery to enhance our customers' experience. We are confident the multitude of actions we continue to drive will leverage nicely as we move into early 2021.

CBF delivered significantly improved sales results sequentially, down 9% in the third quarter compared to down over 30% in the second quarter of 2020. Market conditions are stabilizing but the unfortunate reality is that demand for global off-highway vehicles is still weak. Another contributing factor to CBF's results is, similar to CIT, its exposure to a decimated aerospace industry into which it supplies high margin metallic and carbon aircraft braking products. Given the actions taken over the past several years, its strong market position, and traction on new technology introductions, we expect CBF to favorably leverage any improvements in volume as its markets recover post-pandemic.

From a core financial position, Carlisle's disciplined and conservative approach to the balance sheet and capital deployment, coupled with our strong cash flow, position the company well to accelerate through the recovery. In addition to funding Vision 2025, we remain focused on maintaining our financial and strategic flexibility which gives us the ability to continue to simultaneously fund organic growth, increase our dividend consistently, seek synergistic acquisitions, primarily within the construction products and medical technologies space, and opportunistically repurchase shares. Some specific points that highlight Carlisle's strong financial position:

•As of September 30, 2020, we had cash-on-hand of $719.0 million and $1.0 billion of undrawn availability on our credit facility, amounting to net debt to capital of approximately 36%.
•We increased our dividend 5% on August 6th, our 44th consecutive year of increases, and paid $28.5 million to shareholders on September 1st.
•We repurchased 1.2 million shares in the third quarter for $150 million, increasing our total repurchases to $1.5 billion since the beginning of Vision 2025, well in excess of our original goal of $1 billion for the duration of the plan.
•We also continue to work an active M&A pipeline and are focused on investing in our highest returning businesses to drive value creation for shareholders.

We enter the fourth quarter of 2020 confident in our ability to accelerate though this recovery and deliver on Vision 2025. Needless to say, the uncertainties remaining around the pandemic, including the length and severity of the economic downturn, continued tension with China, and volatility surrounding upcoming elections in the United States, likely, will result in a choppy path to ultimate recovery, and we are unable to predict the full impact or duration of these events on Carlisle at this time. However, given our strong balance sheet and cash flow generating capabilities, we are well prepared to navigate the future while maintaining our disciplined and opportunistic capital deployment strategy."

Third Quarter 2020

Revenue of $1.13 billion decreased 12.0% from $1.28 billion in the third quarter of 2019. Organic revenue declined 14.3% (organic revenue defined as revenue excluding acquired revenues within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Acquired revenues contributed a total of 1.9% in the quarter. Changes in foreign exchange rates had a positive 0.4% impact on revenues.

Operating income of $155.7 million decreased 18.5% from the third quarter of 2019. Operating income performance was driven primarily by volume declines, wage inflation and higher restructuring costs, partially offset by raw material savings, lower SG&A and contributions from COS.

Third Quarter 2020 Segment Highlights

Carlisle Construction Materials (CCM)
•Revenues of $823.5 million, down 7.8% (-8.1% organic) year-over-year, were impacted by volume declines.
•Operating income was $181.3 million, up 4.8% year-over-year. Operating margin of 22.0%, a 260 basis point improvement, was driven by favorable raw material pricing, savings from COS and lower SG&A, partially offset by volume declines, price and wage inflation.
•Items affecting comparability were costs of $1.3 million versus $0.8 million in the third quarter of 2019.

Carlisle Interconnect Technologies (CIT)
•Revenues of $168.5 million, down 30.3% (-39.1% organic) year-over-year were negatively impacted by a significant decline in orders from Aerospace customers, partially offset by acquisitions.
•Operating loss was $3.7 million. Operating margin of -2.2%, was affected by lower volumes, higher restructuring costs, and wage and raw material inflation, partially offset by savings from COS and lower SG&A.
•Items affecting comparability were costs of $4.5 million versus $2.5 million in the third quarter of 2019.

Carlisle Fluid Technologies (CFT)
•Revenues of $65.0 million, down 5.1% (-10.8% organic) year-over-year, reflected volume declines, particularly in the transportation and automotive refinish markets, partially offset by acquisitions and price.
•Operating income was $4.4 million, up 4.8% year over year. Operating margin of 6.8%, a 70 basis point improvement, reflected impacts from price, savings from COS and lower SG&A, partially offset by lower volumes and wage and raw material inflation.
•Items affecting comparability were costs of $0.1 million versus $1.0 million in the third quarter of 2019.

Carlisle Brake & Friction (CBF)
•Revenues of $69.7 million, down 9.1% (-10.8% organic) year-over-year, reflected headwinds in off-highway vehicle end markets.
•Operating income was $0.9 million. Operating margin of 1.3%, a 610 basis point decline, was driven by lower volumes and wage inflation, partially offset by savings from COS.
•Items affecting comparability were costs of $0.4 million versus $0.5 million in the third quarter of 2019.

Cash Flow

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $367.5 million for the nine months ended September, 30 2020, a decrease of $65.4 million versus the prior year. Our priorities for the use of cash are to invest in growth and performance improvement opportunities for our existing businesses through capital expenditures, pursue strategic acquisitions that meet return criteria, pay dividends and return value to shareholders through share repurchases.

During the three months ended September 30, 2020, we redeployed our free cash flow towards $149.9 million in share repurchases and $28.5 million in dividends paid. As of September 30, 2020, we had $719.0 million of cash and $1.0 billion of availability under our revolving credit facility.

Table 1. Revenue Breakdown

	Three Months Ended September 30, 2020
	CSL	CCM	CIT	CFT	CBF
Change in Organic Revenues	(14.3)%	(8.1)%	(39.1)%	(10.8)%	(10.8)%
Net Impact from Acquisitions	1.9%	—%	8.8%	4.4%	—%
Impact from FX	0.4%	0.3%	—%	1.3%	1.7%
Change in Revenues	(12.0)%	(7.8)%	(30.3)%	(5.1)%	(9.1)%

EPS referenced in this release is from continuing operations unless otherwise noted.

Conference Call and Webcast

The Company will discuss third quarter 2020 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential or expected impacts of the global coronavirus (COVID-19) pandemic. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: risks from the global coronavirus (COVID-19) pandemic including, for example, expectations regarding the impact of the coronavirus (COVID-19) on our businesses, including on customer demand, supply chains and distribution systems, production, our ability to maintain appropriate labor levels, our ability to ship products to our customers, our ability to obtain financial and tax benefits from the recently passed CARES Act, our future results or our full-year financial outlook, increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses that manufactures highly engineered products and solutions for its customers. Driven by our strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns by combining an entrepreneurial management style under a center-led framework with a balanced approach to capital deployment, all with a culture of responsible stewardship and continuous improvement as embodied in the

Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, architectural metal, aerospace, medical technologies, defense, transportation, industrial, protective coating, auto refinishing, agriculture, and construction. Carlisle’s worldwide team of employees generated $4.8 billion in revenues in 2019. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Jim Giannakouros, CFA
Vice President of Investor Relations and FP&A
(480) 781-5135
jgiannakouros@carlisle.com

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions except per share amounts)	2020	2019	2020	2019
Revenues	$1,126.7	$1,280.6	$3,181.1	$3,667.3

Cost of goods sold	796.4	900.4	2,291.2	2,604.3
Selling and administrative expenses	162.3	175.0	477.3	511.5
Research and development expenses	13.7	15.2	42.2	45.0
Other operating income, net	(1.4)	(1.0)	(1.4)	(6.4)
Operating income	155.7	191.0	371.8	512.9
Interest expense, net	19.0	16.7	57.7	49.6
Loss on extinguishment of debt	—	—	8.8	—
Interest income	(0.6)	(1.7)	(4.0)	(6.2)
Other non-operating expense (income), net	0.9	(1.2)	(0.3)	(2.2)
Income from continuing operations before income taxes	136.4	177.2	309.6	471.7
Provision for income taxes	34.1	37.9	70.1	102.0
Income from continuing operations	102.3	139.3	239.5	369.7

Discontinued operations:
Loss before income taxes	—	(1.8)	—	(1.8)
Benefit from income taxes	—	(0.4)	—	(2.3)
(Loss) income from discontinued operations	—	(1.4)	—	0.5
Net income	$102.3	$137.9	$239.5	$370.2

Basic earnings per share attributable to common shares:
Income from continuing operations(1)	$1.88	$2.45	$4.35	$6.46
(Loss) income from discontinued operations	—	(0.02)	—	0.01
Basic earnings per share	$1.88	$2.43	$4.35	$6.47

Diluted earnings per share attributable to common shares:
Income from continuing operations(1)	$1.87	$2.42	$4.31	$6.40
(Loss) income from discontinued operations	—	(0.02)	—	0.01
Diluted earnings per share	$1.87	$2.40	$4.31	$6.41

Average shares outstanding:
Basic	54.1	56.7	54.9	57.1
Diluted	54.5	57.3	55.4	57.6

Dividends declared and paid per share	$0.525	$0.50	$1.525	$1.30

(1) Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shareholders:
Income from continuing operations	$101.8	$138.9	$238.6	$368.6
Net income	101.8	137.5	238.6	369.1

Carlisle Companies Incorporated
Unaudited Segment Information

	Three Months Ended September 30,		Increase (Decrease)		Nine Months Ended September 30,		Increase (Decrease)
(in millions, except percentages)	2020	2019	Amount	Percent	2020	2019	Amount	Percent
Revenues
Carlisle Construction Materials	$823.5	$893.5	$(70.0)	(7.8)%	$2,234.8	$2,479.6	$(244.8)	(9.9)%
Carlisle Interconnect Technologies	168.5	241.9	(73.4)	(30.3)%	577.0	733.7	(156.7)	(21.4)%
Carlisle Fluid Technologies	65.0	68.5	(3.5)	(5.1)%	169.8	198.9	(29.1)	(14.6)%
Carlisle Brake & Friction	69.7	76.7	(7.0)	(9.1)%	199.5	255.1	(55.6)	(21.8)%
Total	$1,126.7	$1,280.6	$(153.9)	(12.0)%	$3,181.1	$3,667.3	$(486.2)	(13.3)%

Operating Income (Loss)
Carlisle Construction Materials	$181.3	$173.0	$8.3	4.8%	$426.6	$448.4	$(21.8)	(4.9)%
Carlisle Interconnect Technologies	(3.7)	36.0	(39.7)	(110.3)%	11.2	102.5	(91.3)	(89.1)%
Carlisle Fluid Technologies	4.4	4.2	0.2	4.8%	2.0	13.9	(11.9)	(85.6)%
Carlisle Brake & Friction	0.9	5.7	(4.8)	(84.2)%	(4.5)	20.5	(25.0)	(122.0)%
Segment Totals	182.9	218.9	(36.0)	(16.4)%	435.3	585.3	(150.0)	(25.6)%
Corporate and unallocated (1)	(27.2)	(27.9)	0.7	(2.5)%	(63.5)	(72.4)	8.9	(12.3)%
Total	$155.7	$191.0	$(35.3)	(18.5)%	$371.8	$512.9	$(141.1)	(27.5)%

Operating Margin Percentage
Carlisle Construction Materials	22.0%	19.4%	260 bps		19.1%	18.1%	100 bps
Carlisle Interconnect Technologies	(2.2)%	14.9%	(1710) bps		1.9%	14.0%	(1210) bps
Carlisle Fluid Technologies	6.8%	6.1%	70 bps		1.2%	7.0%	(580) bps
Carlisle Brake & Friction	1.3%	7.4%	(610) bps		(2.3)%	8.0%	(1030) bps
Total	13.8%	14.9%	(110) bps		11.7%	14.0%	(230) bps

Depreciation and Amortization
Carlisle Construction Materials	$24.4	$23.4	$1.0	4.3%	$74.2	$69.2	$5.0	7.2%
Carlisle Interconnect Technologies	19.6	15.7	3.9	24.8%	58.4	45.9	12.5	27.2%
Carlisle Fluid Technologies	5.8	6.2	(0.4)	(6.5)%	17.4	17.9	(0.5)	(2.8)%
Carlisle Brake & Friction	5.4	5.3	0.1	1.9%	16.3	16.2	0.1	0.6%
Corporate and unallocated (1)	1.0	0.7	0.3	42.9%	2.7	2.2	0.5	22.7%
Total	$56.2	$51.3	$4.9	9.6%	$169.0	$151.4	$17.6	11.6%
(1)Includes general corporate expenses and other unallocated costs.

Carlisle Companies Incorporated
Unaudited Items Affecting Comparability Information

Items affecting comparability include costs, and losses or gains related to, among other things, growth and profitability improvement initiatives and other events outside of core business operations (such as asset impairments, exit and disposal and facility rationalization charges, costs of and related to acquisitions, litigation settlement costs, gains and losses from and costs related to divestitures, idle capacity and labor costs, net of subsidies, losses on debt extinguishment and discrete tax items). Because these items affect our, or any particular operating segment's, financial condition or results in a specific period in which they are recognized, we believe it is appropriate to present the total of these items to provide information regarding the comparability of results of operations period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2020	2019	2020	2019
Impact to Operating Income
Exit and disposal costs	$5.5	$1.8	$18.6	$10.1
Other facility rationalization costs	0.1	1.2	2.0	3.5
Acquisition related costs:
Inventory step-up amortization	0.2	1.0	0.4	2.2
Other acquisition costs	0.3	3.4	5.7	6.3
Idle capacity and labor costs, net of subsidies	0.2	—	8.0	—
Gains from contingent consideration	—	—	—	(3.0)
Gains from divestitures	—	—	(0.8)	—
Total	$6.3	$7.4	$33.9	$19.1

Impact to Diluted EPS from Continuing Operations (1)
Exit and disposal costs	$0.08	$0.02	$0.25	$0.13
Other facility rationalization costs	—	0.02	0.03	0.05
Acquisition related costs:
Inventory step-up amortization	—	0.01	—	0.03
Other acquisition costs	—	0.05	0.08	0.08
Idle capacity and labor costs, net of subsidies	—	—	0.11	—
Gains from contingent consideration	—	—	—	(0.05)
Losses (gains) from divestitures	—	0.01	(0.01)	0.01
Loss on early extinguishment of debt	—	—	0.12	—
Indemnification losses	—	—	0.05	—
Discrete Tax items (2)	(0.01)	(0.04)	(0.11)	(0.13)
Total	$0.07	$0.07	$0.52	$0.12

Impact to Operating Income
Carlisle Construction Materials	$1.3	$0.8	$3.2	$2.6
Carlisle Interconnect Technologies	4.5	2.5	17.2	9.8
Carlisle Fluid Technologies	0.1	1.0	2.5	1.4
Carlisle Brake & Friction	0.4	0.5	5.8	2.3
Corporate	—	2.6	5.2	3.0
Total	$6.3	$7.4	$33.9	$19.1

Impact to Diluted EPS from Continuing Operations (1)
Carlisle Construction Materials	$0.02	$0.02	$0.10	$0.05
Carlisle Interconnect Technologies	0.06	0.03	0.23	0.13
Carlisle Fluid Technologies	—	0.01	0.04	—
Carlisle Brake & Friction	—	0.01	0.07	0.03
Corporate	(0.01)	—	0.08	(0.09)
Total	$0.07	$0.07	$0.52	$0.12

(1)Tax effect is based on the rate of the jurisdiction where the expense is deductible or income is taxable.
(2)In order to provide better information to the user, items affecting comparability include all discrete tax items in current periods and all comparative periods.

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in millions)	2020	2019
Net cash provided by operating activities	$440.2	$489.5

Investing activities:
Capital expenditures	(72.7)	(56.6)
Acquisitions, net of cash acquired	(35.4)	(287.7)
Other investing activities, net	1.4	2.2
Net cash used in investing activities	(106.7)	(342.1)

Financing activities:
Proceeds from notes	740.7	—
Repayments of notes	(258.5)	—
Borrowings from revolving credit facility	500.0	—
Repayments of revolving credit facility	(500.0)	—
Financing costs	(24.2)	—
Repurchase of common stock	(341.7)	(232.1)
Dividends paid	(84.5)	(74.5)
Proceeds from exercise of stock options	12.9	27.3
Withholding tax paid related to stock-based compensation	(7.4)	(9.7)
Other financing activities, net	(0.6)	(2.7)
Net cash provided by (used in) financing activities	36.7	(291.7)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(2.4)	(1.2)

Change in cash and cash equivalents	367.8	(145.5)
Beginning of period	351.2	803.6
End of period	$719.0	$658.1

Carlisle Companies Incorporated
Unaudited Selected Consolidated Balance Sheet Data

(in millions)	September 30, 2020	December 31, 2019
Cash and cash equivalents	$719.0	$351.2
Long-term debt, including current portion	2,080.3	1,591.6
Total shareholders' equity	2,475.3	2,642.8